SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Date of Report (earliest event reported): June 9, 2005

NEWTEK BUSINESS SERVICES, INC.

(Exact name of small business issuer as specified in its charter)

New York	001-16123	11-3504638
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

462 Seventh Avenue, 14th floor, New York, NY	10018
(Address of principal executive offices)	(Zip Code)

Issuer’s telephone number, including area code: (516) 390-2260

Newtek Capital, Inc.

(Former Name)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) On June 9, 2005, the Registrant received the resignation of Brian A. Wasserman from his employment as Registrant’s Chief Financial Officer and as a Director. Mr. Wasserman did not express any disagreement with the Registrant with respect to it’s operations, policies or practices as the basis for his action, nor does the Company know of any such disagreement. A copy of Mr. Wasserman’s letter of resignation is attached as Exhibit 17.1.

(c) (1) Effective June 10, 2005, the Registrant has appointed Michael J. Holden as its Chief Financial Officer and Senior Finance Executive. A press release regarding this matter and the resignation of Mr. Wasserman was issued June 10, 2005 and a copy is attached to this Form 8-K as Exhibit 99.1.

(2) Michael J. Holden, who is 53 years of age, was appointed to the office of Chief Financial Officer and Senior Finance Executive effective June 10, 2005. Prior thereto he had no relationship with the Registrant or any of its subsidiaries or affiliates other than a consulting agreement lasting 4 days prior to his appointment. Mr. Holden has no family relationship with the Registrant’s other executive officers or its directors. Mr. Holden served as Executive Vice President and Chief Financial Officer of The Pep Boys – Manny, Moe & Jack (PBY), Philadelphia, PA, from 1993 to 2000. From 2000 to the present, Mr. Holden has been acting as a private investor in various companies. From 1979 to 1993 he served with The Pep Boys in various capacities as Vice President of Finance, Controller and Treasurer. Mr. Holden is a certified public accountant.

(3) Mr. Holden has entered into a one year Employment Agreement providing for base compensation of $240,000 per year. Registrant expects to conclude an agreement with Mr. Holden with respect to equity compensation in the near future. The duties, terms and conditions of Mr. Holden’s agreement are in all material respects identical to the previous agreements with the Registrant’s other executive officers.

ITEM 9.01 Financial Statements and Exhibits.

(c) The following Exhibits are attached to this Form 8-K:

Exhibit 17.1	Letter of Resignation from Brian A. Wasserman, June 9, 2005.

Exhibit 99.1	Press Release: Michael J. Holden Appointed Chief Financial Officer of Newtek Business Services, June 10, 2005.

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SIGNATURES

In accordance with the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

NEWTEK BUSINESS SERVICES, INC.

Date: June 13, 2005	/s/ Barry Sloane
Barry Sloane
Chairman of the Board, Chief Executive Officer, and Secretary

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